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                                                                     Exhibit 3.5

ROSS MILLER
Secretary of State
254 Norht Carson Street, Ste 1
Carson City, Nevada 89701-4299
(776) 684 5708
Website:  secretaryofstate.biz

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

OnePak, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3 is amended by adding the following language:

The Company's Board of Directors are authorized to fix and determine in a resolution, the classes, series and numbers of each class or series of shares of the Corporation that are authorized to be issued.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 62.8%

4. Effective date of filing (optional):
(must be no later than 90 days after the certificate is filed)


5. Officer Signature (Required)  /s/ Steven Andon
                                ------------------------------
* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.